Prospectus Supplement No. 1 To Prospectus dated April 7, 2023 Filed Pursuant to Rule 424(b)(3) Registration No. 333-252241 Clever Leaves Holdings Inc. Primary Offering of 17,777,361 Common Shares Issuable Upon Exercise of Warrants 125,370 Common Shares Issuable Upon Exercise of Options Secondary Offering of 3,654,707 Common Shares 4,900,000 Warrants to Purchase Common Shares 4,900,000 Common Shares Issuable upon Exercise of Warrants This Prospectus Supplement No. 1 supplements the Prospectus dated April 7, 2023 (the “Prospectus”) of Clever Leaves Holdings Inc., a corporation organized under the laws of British Columbia, Canada (“we” or the “Company”), that forms a part of the Company’s Registration Statement on Form S-1 (File No. 333-252241). This Prospectus Supplement No. 1 is being filed to update and supplement certain information contained in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2023, other than the information included in Item 2.02 and Exhibit 99.1, which were furnished and not filed. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement. Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 9 of the Prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense. The date of this Prospectus Supplement is May 11, 2023

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): May 11, 2023 Clever Leaves Holdings Inc. (Exact name of registrant as specified in its charter) British Columbia, Canada 001-39820 Not Applicable (State or other jurisdiction of incorporation) (Commission File Number) (I.R.S. Employer Identification No.) Bodega 19-B Parque Industrial Tibitoc P.H, Tocancipá - Cundinamarca, Colombia N/A (Address of principal executive offices) (Zip Code) (561) 634-7430 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report) Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act: Title of each class Trading Symbol (s) Name of each exchange on which registered Common shares without par value CLVR The Nasdaq Stock Market LLC Warrants, each warrant exercisable for one common share at an exercise price of $11.50 CLVRW The Nasdaq Stock Market LLC Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition. On May 11, 2023, Clever Leaves Holdings Inc. (the "Company") issued a press release announcing its financial results for the first quarter ended March 31, 2023. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in this Item 2.02, including the related information set forth in the earnings press release attached hereto as Exhibit 99.1 and incorporated by reference herein, is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by the specific reference in such filing. Item 9.01. Financial Statements and Exhibits. Exhibit No. Description 99.1 Press release dated May 11, 2023 - Clever Leaves Reports First Quarter 2023 Results 104 Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Clever Leaves Holdings Inc. By: /s/ Marta Pinto Leite Name: Marta Pinto Leite Title: General Counsel and Corporate Secretary Date: May 11, 2023